                                                                    EXHIBIT 10.8


                  SECOND MODIFICATION OF MASTER LOAN AGREEMENT


         THIS SECOND MODIFICATION OF MASTER LOAN AGREEMENT (this "Agreement") is made as of the 31st day of May, 2000, by and between ALS WEST, INC., a Delaware corporation ("West"), ALTERRA HEALTHCARE CORPORATION, a Delaware corporation formerly known as Alternative Living Services, Inc. ("Alterra"), and GUARANTY FEDERAL BANK, F.S.B., a federal savings bank ("GFB"), as a Lender and as Agent for the Lenders under the Master Loan Agreement.

                              W I T N E S S E T H:

         WHEREAS, West, Alterra, and GFB have entered into that certain Master Loan Agreement dated January 8, 1999, as modified by Modification of Master Loan Agreement dated March 15, 2000 (such Master Loan Agreement and all supplements thereto and amendments or modifications thereof and all agreements given in substitution therefor or in restatement, renewal or extension thereof, in whole or in part, being herein referred to as the "Master Loan Agreement"), which Master Loan Agreement contemplates a loan facility in the total amount of $50,000,000 (the "Loan Facility"); and

         WHEREAS, West and Alterra have requested and Lender has agreed to modify certain provisions of the Master Loan Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Master Loan Agreement.

         2. Sections 6.17 through 6.19 of the Master Loan Agreement are deleted and the following are substituted in lieu thereof:

                  Section 6.17. Company Debt Service Coverage Ratio. The Company Debt Service Coverage Ratio, as of the last day of each fiscal quarter of the Company, shall be greater than or equal to:


         Fiscal Year   1st Quarter  2nd Quarter  3rd Quarter  4th Quarter
         ------------- ------------ ------------ ------------ ------------
         2000          0.75 to 1.0  0.75 to 1.0  0.75 to 1.0  0.75 to 1.0


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

         2001          0.75 to 1.0  0.82 to 1.0  0.91 to 1.0  1.0 to 1.0

         2002          1.06 to 1.0  1.13 to 1.0  1.19 to 1.0  1.25 to 1.0


         Nothing contained herein shall imply an agreement on the part of Lender to extend the maturity date of any Project Loan.

                  Section 6.18. Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Company, shall be less than or equal to 0.75 to 1.0.

                  Section 6.19. Invested Equity. At all times the sum of (i) Net Worth plus (ii) the outstanding amount of the Debentures (as defined in the Purchase Agreement) shall be greater than or equal to $110,000,000, increased on a cumulative basis as of the end of each fiscal quarter of the Company commencing with the fiscal quarter ending March 31, 2000 by
         (A) an amount equal to 50% of Net Income (to the extent positive) for the fiscal quarter then ended plus (B) an amount equal to 75% of the proceeds from any Equity Issuance subsequent to December 31, 1999, and 75% of the amount of any pay-in-kind dividends or coupons issued subsequent to December 31, 1999.

         3. The following are added as Sections 6.22 and 6.23 to the Master Loan
Agreement:

                  Section 6.22. Liquidity. The Company shall maintain Liquidity, at the end of each fiscal quarter, of not less than $15,000,000.00. For purposes of this Section 6.22, the term "Liquidity" shall mean, at any time, the sum of (i) all cash of the Consolidated Parties at such time plus (ii) all cash equivalents owned or held by the Consolidated Parties at such time plus (iii) all available credit capacity to which any Consolidated Party could have drawn upon on the last day of any fiscal quarter.

                  Section 6.23. Definitions. As used in Sections 6.17 through
         6.19 and in Section 6.22, the following terms shall have the meanings assigned to them in this Section 6.23:

                        (a) "Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock,
                             (iii) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

                        (b) "Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.



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


                        (c) "Company Debt Service Coverage Ratio" means, (i) as of the end of the fiscal quarter ending March 31, 2000, for the three month period ending on such date, (ii) as of the end of the fiscal quarter ending June 30, 2000, for the six month period ending on such date, (iii) as of the end of the fiscal quarter ending September 30, 2000, for the nine month period ending on such date and (iv) as of the end of each fiscal quarter of the Company beginning with the fiscal quarter ending December 31, 2000, for the four fiscal quarter period ending on such date, the ratio of (a) the sum of (I) EBITDA for such period plus (II) Rental Expense for such period, as determined in accordance with GAAP to (b) the sum of (I) cash Interest net of Interest income for such period plus (II) Rental Expense for such period, as determined in accordance with GAAP.

                        (d) "Consolidated Parties" means a collective reference to the Company and its Subsidiaries, and "Consolidated Party" means any one of them.

                        (e) "EBITDA" means, for any period, with respect to the Consolidated Parties on a consolidated basis, the sum of (i) Net Income for such period plus (ii) the following to the extent deducted in computing such Net Income: (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense,
                             (d) non-cash non-recurring losses arising out of the ordinary course of business (including without limitation any adjustments to the Company's book tax valuation allowance), (e) cash non-recurring net losses related to the sale of assets in an amount not to exceed $25 million and (f) cash non-recurring losses in connection with any charges related to the reduction or elimination of overhead costs or restructuring of the Company's stock option program in an amount not to exceed $10 million, all as determined in accordance with GAAP minus (iii) the following to the extent added in computing such Net Income: (a) income tax benefit and (b) Interest income and (c) extraordinary or non-recurring gains, all as determined in accordance with GAAP.

                        (f) "Equity Issuance" means any issuance by a Consolidated Party to any Person of (a) shares of its Capital Stock or other equity interests, (b) any shares of its Capital Stock or other equity interests pursuant to the exercise of options (other than Capital Stock issued to employees and directors pursuant to employees or directors stock option plans and Capital Stock issued to


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


                             consultants) or warrants, (c) any shares of its Capital Stock or other equity interests pursuant to the conversion of any debt securities to equity or
                             (d) any convertible debt securities evidenced by debentures. The amount of any Equity Issuance shall be the sum of (a) the net cash proceeds derived from such issuance, plus (b) the amount of any indebtedness or debentures cancelled, retired or exchanged in connection with the issuance (exclusive of any indebtedness or debentures cancelled in connection with their conversion to equity), plus (c) the amount for which any TPI-HCR Assignee (as defined in the Purchase Agreement) shall be given a credit against the purchase price for such securities pursuant to Section 8.1 of the Purchase Agreement plus (d) the amount for which any remaining holders of the TPI-HCR Membership Interests (as defined in the Purchase Agreement) shall be given a credit against the purchase price for such securities pursuant to Section 8.2 of the Purchase Agreement or (e) the amount for which any TPI Member (as defined in the Purchase Agreement) shall be given a credit against the purchase price for such securities pursuant to Section 9.1 of the Purchase Agreement.

                        (g) "Funded Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made (expressly excluding, however, the amount of convertible securities of the Consolidated Parties (including the Debentures (as defined in the Purchase Agreement)) outstanding on such date), (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within twelve months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases,
                             (f) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) the principal portion of all obligations of such Person under Synthetic Leases, (h) all Indebtedness of another Person of the type referred to in clause (a)-(g) above secured by (or for which the holder of such Funded Indebtedness


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

                             has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (i) all Guaranty Obligations of such Person with respect to Indebtedness of the type referred to in clauses (a)-(g) above of another Person and (j) Indebtedness of the type referred to in clauses
                             (a)-(g) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

                        (h) "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

                        (i) "Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business),
                             (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof or such longer period, if the payment of which is being contested in good faith) which would appear as liabilities on a balance sheet of such person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such person, (h) the principal portion of all obligations of such Person under Capital Leases,
                             (i) all obligations of such Person under Hedging Agreements, (j) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, (k) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (l) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (m) all other obligations of such person under any arrangement or financing structure classified as debt (for tax purposes) by any nationally recognized rating agency, (n) the principal portion of all obligations of such Person under Synthetic Leases and (o) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

                        (j) "Interest" means, for any period, with respect to the Consolidated Parties on a consolidated basis, interest expense net of interest income (including the amortization of debt discount and premium and the interest component under Capital Leases and the implied interest component under Synthetic Leases but excluding the amortization of deferred financing costs, amendment fees paid and bridge loan fees paid), as determined in accordance with GAAP.

                        (k) "Leverage Ratio" means, as of the end of any fiscal quarter of the Company, for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis,



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


                             the ratio of (a) Funded Indebtedness of the Consolidated Parties on a consolidated basis on the last day of such period to (b) the sum of (i) Funded Indebtedness plus (ii) Net Worth as of such date plus (iii) the amount of convertible securities of the Consolidated Parties (including the Debentures (as defined in the Purchase Agreement)) outstanding on such date plus (iv) book equity which exists in entities for which guaranties are included in the definition of Funded Indebtedness.

                        (l) "Net Income" means, for any period, with respect to the Consolidated Parties on a consolidated basis, net income (excluding extraordinary items) after Interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP (net of sublease income with respect to such Operating Leases) occurring after December 31, 1999.

                        (m) "Net Worth" means, as of any date with respect to the Consolidated Parties on a consolidated basis, shareholder's equity or net worth, as determined in accordance with GAAP excluding the impact of net non-recurring losses.

                        (n) "Operating Leases" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

                        (o) "Purchase Agreement" means that certain Purchase Agreement dated as of April 26, 2000 by and among Alterra, as seller, and RDVEPCO, L.L.C., a Michigan limited liability company, Group One Investors, L.L.C., a Michigan limited liability company and Holiday Retirement 2000, LLC, as purchasers, as amended pursuant to First Amendment of even date.

                        (p) "Property" means, any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                        (q) "Rental Expense" means, for any period, with respect to the Consolidated Parties on a consolidated basis, rental expense under Operating Leases, as determined in accordance with GAAP (net of sublease income with respect to such Operating Leases).


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


                        (r)  "Subsidiary" means, as to any Person at any time,
                             (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through subsidiaries, and
                             (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through subsidiaries owns at such time more than 50% of the Capital Stock.

                        (s) "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease for purposes of GAAP.

         4. Section 8.1(h) of the Master Loan Agreement is deleted and the following is substituted in lieu thereof:

            (h) A default occurs under any of Sections 6.16 through 6.19, 6.21 or 6.22; or

         5. In consideration of the execution hereof, Alterra shall pay Lender an extension fee of $125,000 on or before May 31, 2000.

         6. Alterra hereby ratifies and confirms its obligations under each Guaranty delivered by Alterra in connection with a Project Loan.

         7. West and Alterra each hereby respectively represents and warrants that (i) it is duly incorporated and legally existing under the laws of the state of its incorporation; (c) the execution and delivery of, and performance under this Agreement are within its power and authority without the joinder or consent of any other party and have been duly authorized by all requisite action and are not in contravention of law or the powers of its charter, by-laws or other corporate papers; (d) this Agreement constitutes its legal, valid and binding obligations, enforceable in accordance with its terms; (e) the execution and delivery of this Agreement do not contravene, result in a breach of or constitute a default under any deed of trust, loan agreement, indenture or other contract, agreement or undertaking to which it is a party or by which it or any of its properties may be bound (nor would such execution and delivery constitute such a default with the passage of time or the giving of notice or both) and do not violate or contravene any law, order, decree, rule or regulation to which it is subject; and (f) to the best of its knowledge, there exists no uncured default under the Loan Documents, as modified hereby.


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

         8. This Agreement constitutes a Loan Document.

         9. West hereby acknowledges that the liens, security interests and assignments created and evidenced by the Project Loan Documents and other Loan Documents are valid and subsisting and further acknowledges and agrees that there are no offsets, claims or defenses to the Notes, the Project Loan Documents or any other Loan Documents.

         10. Contemporaneously with the execution and delivery hereof, West shall pay, or cause to be paid, all costs and expenses incident to the preparation hereof and the consummation of the transactions specified herein, including without limitation fees and expenses of legal counsel to GFB.

         11. West and Alterra each hereby releases, remises, acquits and forever discharges GFB, together with its employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement, the Master Loan Agreement, the Notes, the Project Loan Documents or any other Loan Document, or any of the transactions associated therewith, or the Collateral, including specifically but not limited to claims of usury.

         12. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor either party against the other.

         13. This Agreement and the rights and duties of the parties hereunder shall be governed for all purposes by the law of the State of Texas and the law of the United States applicable to transactions within said State.

         14. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         15. All references in the Loan Documents to the Master Loan Agreement shall hereafter mean the Master Loan Agreement as modified hereby. Except to the extent specifically amended and modified by the terms and provisions of this Agreement, all of the



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

terms and provisions of the Master Loan Agreement, as hereby amended, shall remain in full force and effect and the parties hereto hereby ratify and confirm all of the terms and provisions of the Master Loan Agreement, as hereby amended.

         16. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, and all of which, when taken together, shall be deemed to be one document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

         17. THIS AGREEMENT, THE MASTER LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

             THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]



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         This Agreement is executed as of the date first written above.

                                     ALS WEST, INC., a Delaware corporation



                                     By:          /s/ Mark W. Ohlendorf
                                        ----------------------------------------
                                        Name:     Mark W. Ohlendorf
                                              ----------------------------------
                                        Title:    Vice President
                                              ----------------------------------


                                     ALTERRA HEALTHCARE CORPORATION, a
                                     Delaware corporation



                                     By:          /s/ Mark W. Ohlendorf
                                        ----------------------------------------
                                        Name:     Mark W. Ohlendorf
                                              ----------------------------------
                                        Title:    Senior Vice President
                                              ----------------------------------


                                     GUARANTY FEDERAL BANK, F.S.B., a federal savings bank, as Agent and as a Lender



                                     By:          /s/ Deborah M. Laycock
                                        ----------------------------------------
                                        Name:     Deborah M. Laycock
                                              ----------------------------------
                                        Title:    Vice President
                                              ----------------------------------



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